AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    AND FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (In millions)


                                                   Year Ended December 31,
                                                    1997    1996     1995

   Income from continuing operations before
     income taxes                                 $104.2   $78.5   $ 90.7
   Less equity in (earnings) loss of affiliate      (0.8)    2.2     (0.1)
   Plus dividends from affiliate                     0.5     0.5      0.5
   Plus minority interest in subsidiaries
     having fixed charges                            0.2     0.5       -
   Fixed charges:
     Interest and other debt expenses                8.9    14.3     17.6
     Preferred dividends of subsidiary trusts       15.5     1.0       -
     One-third of rentals                            1.0     0.9      0.5
        Earnings                                  $129.5   $97.9   $109.2

   Fixed charges:
     Interest and other debt expenses             $  8.9   $14.3   $ 17.6
     Preferred dividends of subsidiary trusts       15.5     1.0       -
     One-third of rentals                            1.0     0.9      0.5
        Fixed charges                             $ 25.4   $16.2   $ 18.1

   Fixed charges and preferred dividends:
     Fixed charges - per above                    $ 25.4   $16.2   $ 18.1
     Preferred dividends (*)                         1.4     1.8       -
        Fixed charges and preferred dividends     $ 26.8   $18.0   $ 18.1


   Ratio of earnings to fixed charges                5.1     6.0      6.0

   Earnings in excess of fixed charges            $104.1   $81.7   $ 91.1


   Ratio of earnings to fixed charges and
     preferred dividends                             4.8     5.4      6.0

   Earnings in excess of fixed charges and
     preferred dividends                          $102.7   $79.9   $ 91.1



   (*) Amounts represent preferred dividend requirements of AAG (parent) multiplied by the ratio that pretax earnings bears to net earnings.

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